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EXHIBIT 5
March 15, 2010
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604

Re:	HEALTH CARE REIT, INC. 3.00% Convertible Senior Notes due 2029
Ladies and Gentlemen:
     We have acted as counsel to Health Care REIT, Inc., a Delaware corporation (the “Company”), in connection with the offering, issuance and sale of $342,394,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2029 (the “Notes”), and the shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issuable upon conversion of the Notes, pursuant to the prospectus supplement dated March 10, 2010 (the “Prospectus Supplement”) to the prospectus dated May 7, 2009 (the “Prospectus”), included in the Company’s registration statement on Form S-3 (File No. 333-159040) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     In connection with the following opinions, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended, (ii) the Second Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the Indenture, dated as of March 15, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), (iv) the Supplemental Indenture No. 1, dated as of March 15, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental Indenture”), (v) the Registration Statement and the Prospectus included therein, (vi) the Prospectus Supplement, (vii) the resolutions regarding the offering of the Notes adopted by the Board of Directors of the Company on January 28, 2010 and the Pricing Committee of the Board of Directors of the Company on March 10, 2010, (viii) the Underwriting Agreement between the Company and UBS Securities LLC and J.P. Morgan Securities Inc., dated March 10, 2010, for the offering and sale of the Notes (the “Underwriting Agreement”), (ix) the form of global security evidencing the Notes (the “Global Security”), and (x) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinions herein set forth.

March 15, 2010

     In reaching the opinions set forth below, we have assumed the following:
(a)	each party to the Underwriting Agreement, the Indenture and the Supplemental Indenture (other than the Company) is, and has been at all times relevant to these opinions, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized;

(b)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(c)	each natural person executing any instrument, document or agreement is legally competent to do so;

(d)	any documents submitted to us as originals are authentic; the form and content of any documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and complete; and

(e)	neither the Notes nor the shares of Common Stock issuable upon conversion of the Notes will be issued or transferred in violation of the provisions of Article VI of the By-Laws relating to restrictions on issuance and transfer of stock.
     As to questions of fact material to our opinion, we have relied without independent investigation on (i) written representations of each party made in the Underwriting Agreement, the Indenture and the Supplemental Indenture and the other documents and certificates delivered in connection therewith, (ii) certificates and records of public officials, and (iii) certificates and written representations of officers and directors of the Company.
     Based upon the foregoing, it is our opinion that, as of the date hereof:
1.	The Notes will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, valid and legally issued and binding obligations of the Company.

2.	The shares of Common Stock issuable upon conversion of the Notes will be, when issued upon conversion of the Notes in accordance with the terms of the Indenture, the Supplemental Indenture and the Global Security, legally and validly issued, fully paid and non-assessable.
     The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions: (i) the enforceability of the Notes may be limited by the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium and other similar laws relating to or affecting the rights and remedies of creditors, and (ii) the

March 15, 2010

enforceability of the Notes may be limited by the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).
     The opinions set forth herein are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated herein.
     We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Global Security that constitute waivers that are prohibited by law prior to default.
     We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws after the date hereof or any fact or circumstance that may come to our attention after the date hereof.
     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company’s Form 8-K to be filed with the Securities and Exchange Commission on March 15, 2010.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP